Exhibit 10.40

This document constitutes part of a prospectus covering securities that have been registered under the Securities Act of 1933.

STOCK UNIT AGREEMENT

THIS AGREEMENT, dated as of                     , 20    , between Lazard Ltd, a Bermuda exempted company (the “Company”), on behalf of its applicable Affiliate (as defined under the definitional rules of Section 1(a) below), and                      (the “Employee”).

W I T N E S S E T H

In consideration of the mutual promises and covenants made herein and the mutual benefits to be derived herefrom, the parties hereto agree as follows:

1.	Grant and Vesting of Stock Units.

(a)    Subject to the provisions of this Agreement and to the provisions of the Company’s 2005 Equity Incentive Plan (the “Plan”) (all capitalized terms used herein, to the extent not defined, shall have the meaning set forth in the Plan), the Company, on behalf of its applicable Affiliate, hereby grants to the Employee, as of                     , 20     (the “Grant Date”),                      Stock Units (the “Stock Units”), each with respect to one Share.

(b)    Subject to the terms and conditions of this Agreement and to the provisions of the Plan, the Stock Units shall vest and no longer be subject to any restriction (such period during which restrictions apply to a Stock Unit is the “Restriction Period” with respect to such unit) in accordance with the following schedule: 50% on March 31, 2010 and 50% on March 31, 2011.

(c)    In the event that the Employee incurs a Termination of Employment during the Restriction Period for any reason not set forth in Section 1(d), all unvested Stock Units shall be forfeited by the Employee effective immediately upon such Termination of Employment.

(d)    In the event that the Employee incurs a Termination of Employment during the Restriction Period due to the Employee’s Disability or due to a Termination of Employment by the Company other than for Cause, all Stock Units shall, subject to Section 1(e), remain outstanding and continue to vest on the vesting dates set forth in Section 1(b). In the event that the Employee incurs a Termination of Employment during the Restriction Period due to the Employee’s death, all Stock Units shall remain outstanding and vest on the first to occur of (x) the applicable vesting date set forth in Section 1(b) and (y) the 30th day following such death.

(e)    In the event that the Employee violates any of the provisions of Appendix A, which is incorporated herein by reference, all outstanding vested or unvested Stock Units shall be forfeited and cancelled.

(f)    Notwithstanding the foregoing, in the event of a Change in Control, any unvested but outstanding Stock Units shall automatically vest; provided that in the event that such Change in Control does not qualify as an event described in Section 409A(a)(2)(A)(v) of the Code and the regulations thereunder, such Stock Units shall not be settled until the originally scheduled vesting date set forth in Section 1(b) or, if earlier, immediately following any permissible payment event under Section 409A of the Code and the regulations thereunder (but shall not be subject to the forfeiture provisions of Section 1(e) following such Change in Control).

2.	Settlement of Units.

Subject to the proviso of Section 1(f), as soon as practicable after any Stock Unit has vested and is no longer subject to the Restriction Period, the Company shall, subject to Section 6, issue one Share to its applicable Affiliate and cause such Affiliate to deliver to the Employee one or more unlegended, freely-transferable stock certificates in respect of such Shares issued upon settlement of the vested Stock Units. Notwithstanding the foregoing, the Company shall be entitled to hold the Shares or cash issuable upon settlement of Stock Units that have vested until the Company shall have received from the Employee a duly executed Form W-9 or W-8, as applicable.

3.	Nontransferability of the Stock Units.

During the Restriction Period and until such time as the Stock Units are ultimately settled as provided in Section 2 above, the Stock Units shall not be transferable by the Employee by means of sale, assignment, exchange, encumbrance, pledge, hedge or otherwise.

4.	Dividend Equivalents.

If the Company declares and pays ordinary quarterly cash dividends on the Common Stock during the Restriction Period, the Employee shall be credited with additional Stock Units (determined by dividing the aggregate dividend amount that would have been paid with respect to the Stock Units if they had been actual shares of Common Stock by the Fair Market Value of a share of Common Stock on the dividend payment date), which additional Stock Units shall vest concurrently with the underlying Stock Units and be treated as Stock Units for all purposes of this Agreement (it being understood that the provisions of this sentence shall not apply to any extraordinary dividends or distributions).

5.	Payment of Transfer Taxes, Fees and Other Expenses.

The Company agrees to pay any and all original issue taxes and stock transfer taxes that may be imposed on the issuance of shares received by an Employee in connection with the Stock Units, together with any and all other fees and expenses necessarily incurred by the Company in connection therewith.

6.	Taxes and Withholding.

No later than the date as of which an amount first becomes includible in the gross income of the Employee for federal, state, local or foreign income tax purposes with respect to any Stock Units, the Employee shall pay to the Company or its applicable Affiliate, or make arrangements satisfactory to the Company or its applicable Affiliate regarding the payment of, any federal, state, local and foreign taxes that are required by applicable laws and regulations to be withheld with respect to such amount. The obligations of the Company under this Agreement shall be conditioned on compliance by the Employee with this Section 6, and the Company or its applicable Affiliate shall, to the extent permitted by law, have the right to deduct any such taxes from any payment otherwise due to the Employee, including deducting such amount from the delivery of shares or cash issued upon settlement of the Stock Units that gives rise to the withholding requirement.

7.	Effect of Agreement.

Except as otherwise provided hereunder, this Agreement shall be binding upon and shall inure to the benefit of any successor or successors of the Company. The invalidity or enforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement. Nothing in this Agreement or the Plan shall confer upon the Employee any right to continue in the employ of the Company or any of its Affiliates or interfere in any way with the right of the Company or any such Affiliates to terminate the Employee’s employment at any time. Until shares of Common Stock are actually delivered to the Employee upon settlement of the Stock Units, the Employee shall not have any rights as a stockholder with respect to the Stock Units, except as specifically provided herein.

8.	Laws Applicable to Construction; Consent to Jurisdiction.

(a)    This Agreement shall be governed by and construed in accordance with the laws of the State of New York (United States of America), without regard to principles of conflict of laws which could cause the application of the law of any jurisdiction other than the State of New York. In addition to the terms and conditions set forth in this Agreement and Appendix A, the Stock Units are subject to the terms and conditions of the Plan, which is hereby incorporated by reference. By signing this Agreement, the Employee agrees to and is bound by the Plan and the restrictive covenants set forth in Appendix A.

(b)    Any controversy or claim between the Employee and the Company or its Affiliates arising out of or relating to or concerning the provisions of this Agreement or the Plan shall be finally settled by arbitration in New York City before, and in accordance with the rules then obtaining of, the New York Stock Exchange, Inc. (the “NYSE”) or, if the NYSE declines to arbitrate the matter, the American Arbitration Association (the “AAA”) in accordance with the commercial arbitration rules of the AAA.

(c)    The Employee and the Company hereby irrevocably submit to the exclusive jurisdiction of any state or federal court located in the City of New York over any suit, action, or proceeding arising out of relating to or concerning this Agreement or the Plan that is not otherwise required to be arbitrated or resolved in accordance with the provisions of Section 8(b). This includes any suit, action or proceeding to compel arbitration or to enforce an arbitration award. The Employee and the Company acknowledge that the forum designated by this Section 8(c) has a reasonable relation to this Agreement, and to the Employee’s relationship to the Company. Notwithstanding the foregoing, nothing herein shall preclude the Company or the Employee from bringing any action or proceeding in any other court for the purpose of enforcing the provisions of Section 8(a) or this Section 8(c). The agreement of the Employee and the Company as to forum is independent of the law that may be applied in the action, and the Employee and the Company agree to such forum even if the forum may under applicable law choose to apply non-forum law. The Employee and the Company hereby waive, to the fullest extent permitted by applicable law, any objection which the Employee or the Company now or hereafter may have to personal jurisdiction or to the laying of venue of any such suit, action or proceeding in any court referred to in this Section 8(c). The Employee and the Company undertake not to commence any action arising out of or relating to or concerning this Agreement in any forum other than a forum described in this Section 8(c), or, to the extent applicable, Section 8(b). The Employee and the Company agree that, to the fullest extent permitted by applicable law, a final and non-appealable judgment in any such suit, action or proceeding in any such court shall be conclusive and binding upon the Employee and the Company.

9.	Conflicts and Interpretation.

In the event of any conflict between this Agreement and the Plan, the Plan shall control. In the event of any ambiguity in this Agreement, or any matters as to which this Agreement is silent, the Plan shall govern including, without limitation, the provisions thereof pursuant to which the Committee has the power, among others, to (i) interpret the Plan, (ii) prescribe, amend and rescind rules and regulations relating to the Plan, and (iii) make all other determinations deemed necessary or advisable for the administration of the Plan.

10.	Amendment.

This Agreement may not be modified, amended or waived except by an instrument in writing signed by both parties hereto. The waiver by either party of compliance with any provision of this Agreement shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach by such party of a provision of this Agreement.

11.	Section 409A

The Company believes that the Stock Units may constitute “deferred compensation” within the meaning of Section 409A of the Code, and it is the intention and belief of the Company that the provisions of this Agreement comply in all respects with Section 409A of the Code. If the Company determines after the Grant Date that an amendment to this Agreement is necessary to ensure the foregoing, it may, notwithstanding Section 10, make such amendment, effective as of the Grant Date or any later date, without the consent of the Employee (provided that any such amendment shall be narrowly tailored to achieve such compliance with as limited deviation from the intent of this Agreement as of the date hereof as is practicable).

12.	Headings.

The headings of paragraphs herein are included solely for convenience of reference and shall not affect the meaning or interpretation of any of the provisions of this Agreement.

13.	Counterparts.

This Agreement may be executed in counterparts, which together shall constitute one and the same original.

IN WITNESS WHEREOF, as of the date first above written, the Company has caused this Agreement to be executed on behalf of its applicable Affiliate by a duly authorized officer and the Employee has hereunto set the Employee’s hand.

LAZARD LTD

By:
Name:
Title:

EMPLOYEE

Name:

Appendix A

Restrictive Covenants

The Employee acknowledges that grant of the Stock Units pursuant to the Stock Unit Agreement (the “Agreement”) confers a substantial benefit upon the Employee, and agrees to the following covenants, which are designed, among other things, to protect the interests of the Company and its Affiliates (collectively, the “Firm”) in confidential and proprietary information, trade secrets, customer and employee relationships, orderly transition of responsibilities, and other legitimate business interests. Employee acknowledges that, pursuant to Section 1(e) of the Agreement, all outstanding vested or unvested Stock Units will be forfeited upon a violation by the Employee of the following covenants:

(a)    Confidential Information.    The Employee shall not at any time (whether prior to or following the Employee’s Termination of Employment) disclose or use for the Employee’s own benefit or purposes or the benefit or purposes of any other person, corporation or other business organization or entity, other than the Firm, any trade secrets, information, data, or other confidential or proprietary information relating to the customers, developments, programs, plans or business and affairs of the Firm, provided that the foregoing shall not apply to information that is not unique to the Firm or that is generally known to the industry or the public other than as a result of the Employee’s breach of this covenant or as required pursuant to an order of a court, governmental agency or other authorized tribunal (provided that the Employee shall provide the Firm prior written notice of any such required disclosure). The Employee agrees that upon the Employee’s Termination of Employment, the Employee or, in the event of the Employee’s death, the Employee’s heirs or estate at the request of the Firm, shall return to the Firm immediately all books, papers, plans, information, letters and other data, and all copies thereof or therefrom, in any way relating to the business of the Firm. Without limiting the foregoing, the existence of, and any information concerning, any dispute between the Employee and the Firm shall be subject to the terms of this Paragraph (a), except that the Employee may disclose information concerning such dispute to the arbitrator or court that is considering such dispute, and to the Employee’s legal counsel, spouse or domestic partner, and tax and financial advisors (provided that such persons agree not to disclose any such information).

(b)    Non-Competition.    The Employee acknowledges and recognizes the highly competitive nature of the businesses of the Firm. The Employee further acknowledges that the Employee has been and shall be provided with access to sensitive and proprietary information about the clients, prospective clients, knowledge capital and business practices of the Firm, and has been and shall be provided with the opportunity to develop relationships with clients, prospective clients, consultants, employees, representatives and other agents of the Firm, and the Employee further acknowledges that such proprietary information and relationships are extremely valuable assets in which the Firm has invested and shall continue to invest substantial time, effort and expense. The Employee agrees that while employed by the Firm and thereafter until (i) three months after the Employee’s date of Termination of Employment for any reason other than a termination by the Firm without Cause or (ii) one month after the date of the Employee’s Termination of Employment by the Firm without Cause (in either case, the date of such Termination of Employment, the “Date of Termination,” and such period, the “Noncompete Restriction Period”), the Employee shall not, directly or indirectly, on the Employee’s behalf or on behalf of any other person, firm, corporation, association or other entity, as an employee, director, advisor, partner, consultant or otherwise, provide services or perform activities for, or acquire or maintain any ownership interest in, a “Competitive Enterprise.” For purposes of this Agreement, “Competitive Enterprise” shall mean a business (or business unit) that (x) engages in any activity or (y) owns or controls a significant interest in any entity that engages in any activity, that in either case, competes anywhere with any activity that is similar to an activity in which the Firm is engaged up to and including the Employee’s Date of Termination. Notwithstanding anything in this Appendix, the Employee shall not be considered to be in violation of this Appendix solely by reason of owning, directly or indirectly, any stock or other securities of a Competitive Enterprise (or comparable interest, including a voting or profit participation interest, in any such Competitive Enterprise) if the Employee’s interest does not exceed 5% of the outstanding capital stock of such Competitive Enterprise (or comparable interest, including a voting or profit participation interest, in such Competitive Enterprise). The Employee acknowledges that the Firm is engaged in business throughout the world. Accordingly, and in view of the nature of the

Employee’s position and responsibilities, the Employee agrees that the provisions of this Paragraph (b) shall be applicable to each jurisdiction, foreign country, state, possession or territory in which the Firm may be engaged in business while the Employee is providing services to the Firm.

(c)    Nonsolicitation of Clients.    The Employee hereby agrees that during the Noncompete Restriction Period, the Employee shall not, in any manner, directly or indirectly, (i) Solicit a Client to transact business with a Competitive Enterprise or to reduce or refrain from doing any business with the Firm, to the extent the Employee is soliciting a Client to provide them with services the performance of which would violate Paragraph (b) above if such services were provided by the Employee, or (ii) interfere with or damage (or attempt to interfere with or damage) any relationship between the Firm and a Client. For purposes of this Agreement, the term “Solicit” means any direct or indirect communication of any kind whatsoever, regardless of by whom initiated, inviting, advising, persuading, encouraging or requesting any person or entity, in any manner, to take or refrain from taking any action, and the term “Client” means any client or prospective client of the Firm to whom the Employee provided services, or for whom the Employee transacted business, or whose identity became known to the Employee in connection with the Employee’s relationship with or employment by the Firm, whether or not the Firm has been engaged by such Client pursuant to a written agreement; provided that an entity which is not a client of the Firm shall be considered a “prospective client” for purposes of this sentence only if the Firm made a presentation or written proposal to such entity during the 12-month period preceding the Date of Termination or was preparing to make such a presentation or proposal at the time of the Date of Termination.

(d)    No Hire of Employees.    The Employee hereby agrees that while employed by the Firm and thereafter until six months after the date of the Termination of Employment for any reason (the “No Hire Restriction Period”), the Employee shall not, directly or indirectly, for himself or on behalf of any third party at any time in any manner, Solicit, hire, or otherwise cause any employee who is at the associate level or above (including, without limitation, managing directors), officer or agent of the Firm to apply for, or accept employment with, any Competitive Enterprise, or to otherwise refrain from rendering services to the Firm or to terminate his or her relationship, contractual or otherwise, with the Firm, other than in response to a general advertisement or public solicitation not directed specifically to employees of the Firm.

(e)    Nondisparagement.    The Employee shall not at any time (whether prior to or following the Employee’s Termination of Employment), and shall instruct the Employee’s spouse, domestic partner, parents, and any of their lineal descendants (it being agreed that in any dispute between the parties regarding whether the Employee breached such obligation to instruct, the Firm shall bear the burden of demonstrating that the Employee breached such obligation) not to, make any comments or statements to the press, employees of the Firm, any individual or entity with whom the Firm has a business relationship or any other person, if such comment or statement is disparaging to the Firm, its reputation, any of its affiliates or any of its current or former officers, members or directors, except for truthful statements as may be required by law.

(f)    Notice of Termination Required.    The Employee agrees to provide three months’ written notice to the Firm prior to the Employee’s Termination of Employment. The Employee hereby agrees that, if, during the three-month period after the Employee has provided notice of termination to the Firm or prior thereto, the Employee enters (or has entered into) a written agreement to provide services or perform activities for a Competitive Enterprise that would violate Paragraph (b) if performed during the Noncompete Restriction Period, such action shall be deemed a violation of this Paragraph (f).

(g)    Covenants Generally.    The Employee’s covenants as set forth in this Appendix A are referred to herein as the “Covenants.” If any of the Covenants is finally held to be invalid, illegal or unenforceable (whether in whole or in part), such Covenant shall be deemed modified to the extent, but only to the extent, of such invalidity, illegality or unenforceability and the remaining such Covenants shall not be affected thereby; provided, however, that if any of such Covenants is finally held to be invalid, illegal or unenforceable because it exceeds the maximum scope determined to be acceptable to permit such provision to be enforceable, such Covenant shall be deemed to be modified to the minimum extent necessary to modify such scope in order to make such provision enforceable hereunder. The Employee hereby agrees that prior to accepting employment with any other person or entity during his period of service with the Firm or during the Noncompete Restriction Period or the No Hire Restriction Period, the Employee shall provide such prospective employer with written notice of the provisions of this Agreement, with a copy of such notice delivered no later than the date of the Employee’s commencement of such employment with such prospective employer, to the General Counsel of the Company. The Employee acknowledges and agrees that the terms of the Covenants: (i) are reasonable in light of all of the circumstances, (ii) are sufficiently limited to protect the legitimate interests of the Firm, (iii) impose no undue hardship on the Employee and (iv) are not injurious to the public. The Employee acknowledges and agrees that the Employee’s breach of the Covenants will cause the Firm irreparable harm, which cannot be adequately compensated by money damages. The Employee further acknowledges that the Covenants and notice period requirements set forth herein shall operate independently of, and not instead of, any other restrictive covenants or notice period requirements to which the Employee is subject pursuant to other plans and agreements involving the Firm.